Exhibit 99.1

March 11, 2024

Assure Holdings Enters into Agreement to Sell Certain of its Assets to MPOWER Health

DENVER, March 11, 2024 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (NASDAQ: IONM), a provider of intraoperative neuromonitoring (“IONM”) and remote neurology services, today announced that it has entered into an agreement to sell certain assets of its IONM business to MPOWER Health for up to $4.5 million, of which $2.5 million will be paid in cash at the initial closing and up to an additional $2.0 million to be paid in relation to a potential earnout payment tied to case volume from the acquired assets during the 12-month period following the initial closing. The asset sale includes most of the Company’s healthcare facility contracts and clinical equipment, and a majority of the Company’s employees. The Company retains certain of its assets, including but not limited to, its accounts receivable and its employees in the revenue cycle management team.

The initial closing of the sale of assets is subject to certain customary closing conditions and consents. The Company expects that the initial closing will occur on or around March 22, 2024.

John Farlinger, Assure’s executive chairman and CEO, commented, “The sale of IONM assets to MPOWER provides Assure with a clear pathway to meet its strategic objective of repurposing our business and closing our merger with Danam Health. We are pleased that MPOWER will continue providing our surgeon partners with the high-quality IONM services they are accustomed to receiving using the same neurophysiologists they work with today.”

Scott LaRoque, CEO of MPOWERHealth, commented, "MPOWERHealth’s acquisition of Assure Neuromonitoring further solidifies our standing as a leading provider of IONM services. This move underscores our commitment to advancing surgical safety and patient outcomes through improved access to advanced technologies. We're excited about the positive impact this acquisition will bring to patient care and look forward to furthering the clinical excellence within our field."

About Assure Holdings

Assure Holdings Corp. is a best-in-class provider of outsourced intraoperative neuromonitoring and remote neurology services. The Company delivers a turnkey suite ofclinical and operational services to support surgeons and medical facilities during invasiveprocedures that place the nervous system at risk including neurosurgery, spine,cardiovascular, orthopedic and ear, nose and throat surgeries. Assure employs highlytrained technologists that provide a direct point of contact in the operating room. Physiciansemployed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit the company’s website at www.assureneuromonitoring.com.

About MPOWER Health

Based in Addison, Texas, MPOWER Health serves more than 400 physicians, 55,000-plus patients and over 300 facilities in 24 states. MPOWER Health is dedicated to empowering better healthcare through innovative solutions for specialty physicians, hospitals, and payors. Its services include an integrated physician network that supports collaboration between neuromusculoskeletal physicians to promote quality improvements; best-in-class neuromonitoring services for physicians, hospitals, health systems and medical facilities; and bundled solutions for payors that create direct access to the highest level of conservative spine care at a set cost.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material with respect to the proposed transactions between Assure and Danam Health Inc. In connection with the proposed transaction, Assure intends to file relevant materials with the United States Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Assure will mail the proxy statement/prospectus to the Assure and Danam stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective.

Investors and securityholders of Assure and Danam are urged to read these materials when they become available because they will contain important information about Assure, Danam and the proposed transactions. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Assure may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Assure’s website at www.assureneuromonitoring.com, on the SEC’s website at www.sec.gov or by directing a request to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Each of Assure and Danam and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Assure in connection with the proposed transaction. Information about the executive officers and directors of Assure are set forth in Assure’s Definitive Proxy Statement on Schedule 14A relating to the 2023 Annual Meeting of Stockholders of Assure, filed with the SEC on December 5, 2023. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies for the stockholders of Assure will be set forth in the proxy statement/prospectus, which will be included in Assure’s registration statement on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described above.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements based upon the current expectations of Assure. Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding the timing and completion of the closing of the asset sale to MPOWER, the potential for the Company to earn an earnout payment, statements about the timing and completion of the proposed transaction with Danam and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transactions with MPOWER and Danam are not satisfied, including the failure to timely obtain stockholder approval for the Danam transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Assure and Danam to consummate the proposed merger, as applicable; (iii) risks related to Assure’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Assure stockholders and Danam stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Assure’s common stock; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Assure’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC, and in other filings that Assure makes and will make with the SEC in connection with the proposed transaction, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Assure expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Brett Maas, Managing Principal

Hayden IR

ionm@haydenir.com

(646) 536-7331

Source: Assure Holdings Corp.